EXHIBIT 10.14

                   THIRD AMENDMENT TO SECURED LOAN AGREEMENT
                   -----------------------------------------

     This Third Amendment, dated as of March 31, 1996 (the "Third Amendment") to that certain Secured Loan Agreement, dated as of June 4, 1993, between Intercargo Corporation, a Delaware corporation, and LaSalle National Bank (hereinafter the "Original Agreement"), as amended pursuant to the First Amendment to the Original Agreement, dated January 1, 1995 (the "First Amendment"), the Second Amendment to the Original Agreement, dated as of June 4, 1995 (the "Second Amendment") (together, the Original Agreement, as amended by the First Amendment and the Second Amendment, shall be deemed the "Agreement").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company and the Bank desire to amend certain provisions of the Agreement.

     NOW, THEREFORE, the Company and the Bank hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Section 1.1 of the Agreement is hereby amended by adding therefor the following definitions:

            ""Amended and Restated Revolving Note" shall mean that certain $15,000,000 Amended and Restated Revolving Note of the Company of even date herewith. All references in the Agreement to the Revolving Note shall mean the Amended and Restated Revolving Note.

     "Applicable Margin" means the rate specified below, subject to quarterly adjustments:


    When Following Status Exists                   Applicable Margin
     for any Determination Date                  for LIBOR Portion is:

           Level I Status                                1.75%
           Level II Status                               1.90%

     Notwithstanding the foregoing, if the Consolidated Net Income of the Company and its Subsidiaries for the 1996 fiscal year equals or exceeds that set forth in the Company's 1996 Fiscal Year budget (a copy of which is attached hereto as Annex 1) and the Company is otherwise in compliance with its covenants and other obligations in the Agreement, the "Applicable Margin" for all applicable periods thereafter (commencing on the next applicable Determination Date, estimated at April 30, 1997) shall mean the rate specified below, subject to quarterly adjustments:

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    When Following Status Exists                   Applicable Margin
     for any Determination Date                  for LIBOR Portion is:

           Level I Status                                 1.5%
           Level II Status                               1.65%


     "Determination Date" means the date on or before the date that is thirty
(30) Business Days after the date on which the Company is obligated to deliver a Compliance Certificate to the Bank pursuant to Section 8.1 hereof.

     "Interest Period" shall mean, with regard to any LIBOR Loan, successive one, two, three or six months periods as selected from time to time by the Company by notice given to the Bank not less than three Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period shall commence on the day on which the next preceding Interest Period expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; and (iii) the final Interest Period shall be such that its expiration occurs on or before the Revolving Note Maturity Date.

     "Level I Status" means for any Determination Date, that as of the close of the accounting period with reference to which such Determination Date was set, that both

     (i) the ratio determined pursuant to Section 8.21(e) hereof equals or exceeds 3.00:1.00; and

     (ii) the ratio determined pursuant to Section 8.21(b) hereof is less than or equal to 0.25:1.00.

     "Level II Status" means for any Determination Date, that as of the close of the accounting period with reference to which such Determination Date was set, that either

     (i) the ratio determined pursuant to Section 8.21(e) hereof is less than 3.00:1.00; or

     (ii) the ratio determined pursuant to Section 8.21(b) hereof is greater than 0.25:1.00.

     "LIBOR" shall mean a rate of interest equal to the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/16 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Bank's determination of LIBOR as provided above shall be conclusive, absent manifest error.

     "LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at LIBOR plus the Applicable Margin, per annum, of which at any time and from time to time, the Company may identify no more than five (5) separate Revolving Loans which will bear interest based on LIBOR, of which any particular LIBOR

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Loan must be in an amount equal to $1,000,000.00 or a higher amount in
$100,000.00 increments.

     "Reference Rate Loan" or "Reference Rate Loans" shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the Reference Rate, of which any particular Reference Rate Loan must be in an amount equal to $10,000.00 or a higher integral multiple of $5,000.00.

     "Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank of its lending office."

3. The definition of "Tangible Net Worth" in Section 1.1 of the Agreement shall be amended by deleting same and substituting therefore the following language:

            ""Tangible Net Worth" means at any time the Company's, and its Subsidiaries', consolidated net worth determined in accordance with GAAP after excluding therefrom (i) Foreign Currency Adjustments; and (ii) the aggregate amount of any intangible assets of the Company and its Subsidiaries, including without limitation, covenants not to compete, prepayments (but expressly without excluding from such consolidated net worth prepaid reinsurance premiums), deferred changes, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names."

4.   The Agreement is hereby amended by deleting the following definitions:
     "Term Loan," "Term Loan Commitment" and "Term Note" from Section 1.1 thereof and by deleting reference to such terms throughout the Agreement.

5. The definition of "Revolving Note Maturity Date" in Section 1.1 of the Agreement shall be amended by deleting the same and substituting therefor the following language:

     ""Revolving Note Maturity Date" means December 1, 2001."

6.   The Agreement is amended by deleting the definition of "Business Day" from
     Section 1.1 thereof and substituting the following: "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) hereof, any day, other than a Saturday, Sunday, a day that is a legal holiday under the laws of the State of Illinois or any other day on which banking institutions located in Chicago, Illinois are authorized or required by law or other governmental action to close; and (ii) with respect to determinations in connection with, and payments of principal and interest in LIBOR Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Eurodollar Market."

7. The Agreement is hereby amended by deleting Section 2.1 and adding the following in its place and stead:

     "Bank's Revolving Loan Commitment". On the terms and subject to the conditions set forth in this Agreement, the Bank agrees to make revolving loans (such loans herein, collectively, called "Revolving Loans" and, individually, called a "Revolving Loan") to the Company from time to time before the "Revolving Note Maturity Date," in such aggregate amounts as the Company may, from time to time, request but not exceeding the amounts and with respect to the time period set forth below (and subject to reduction pursuant to the remaining provisions of this Agreement):

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               Aggregate Amount of
                 Revolving Loans               On or Before
                 ---------------               ------------

                 $15,000,000.00                  12/31/96
                 $13,750,000.00                  01/01/97
                 $12,500,000.00                  07/01/97
                 $11,250,000.00                  01/01/98
                 $10,000,000.00                  07/01/98
                 $ 8,750,000.00                  01/01/99
                 $ 7,500,000.00                  07/01/99
                 $ 6,250,000.00                  01/01/00
                 $ 5,000,000.00                  07/01/00
                 $ 3,750,000.00                  01/01/01
                 $ 2,500,000.00                  07/01/01
                 $          -0-                  Revolving Note
                                                 Maturity Date


On the terms and subject to the conditions set forth in this Agreement, the Company shall have the right to repay and reborrow any of the Revolving Loans. The Bank's commitment to make Revolving Loans is herein called the "Revolving Credit Commitment."

8.   Sections 2.2 and 3.2 of the Agreement are hereby deleted.

9. Section 2.3 of the Agreement is hereby amended by deleting the initial two sentences of said Section and by the addition of the following at the beginning of such Section:

            "Each Revolving Loan may be advanced either as a Reference Rate Loan or a LIBOR Loan, provided, however, that at any time and from time to time, the Company may identify no more than five (5) Revolving Loans which may be LIBOR Loans. A request for a Reference Rate Loan must be (i) received by no Later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded, and (ii) in an amount equal to $10,000.00 or a higher integral multiple of $5,000.00. A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to $1,000,000.00 or a higher amount in $100,000.00 increments. If for any reason the Company shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Reference Rate Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Company. The proceeds of each Reference Rate Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Company or by other means requested by the Company and acceptable to the Bank.

            The Bank is authorized to rely on the telephonic, telecopy or telegraphic loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of the Company, whether or not that is in the fact the case. The Company does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto."

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

10.  The Agreement is hereby amended by the addition of the following Section
     2.4 - 2.6:

            "2.4 Eurodollar Advances and Conversions. Provided no Event of Default has occurred and is continuing, Company shall have the option, subject to the other provisions of this Agreement, to (i) request that any Revolving Loan or any portion of a Revolving Loan hereunder be a LIBOR Loan by giving telephonic notice to Bank at least three (3) Business Days prior to the day any LIBOR Loan is to be made hereunder specifying the applicable Interest Period; provided that Company gives Bank written confirmation by facsimile of its telephone notice prior to the day any LIBOR Loan is to be made hereunder, and (ii) convert on any Business Day, all or any portion of the outstanding principal amount of any Revolving Loan or portion thereof from one type of interest rate Revolving Loan to another type of interest rate Revolving Loan by giving at least three (3) Business Days prior telephonic notice to Bank thereof; provided that Company gives Bank written confirmation of its telephonic notice by facsimile prior to the day any such conversion is made herunder. Notwithstanding the foregoing, no LIBOR Loan may be converted into a Reference Rate Loan pursuant to this Section
     2.4 except effective on the last day of the Interest Period applicable thereto.

            2.5 LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) U.S. dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Company thereof and, so long as the foregoing conditions continue, Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Company's option, each existing LIBOR Loan shall be immediately (i) converted to a Reference Rate Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Company.

            2.6 Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Company, and Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Company's option, each existing LIBOR Loan shall be immediately (i) converted to a Reference Rate Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Company. Further, the Company shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount."

11. Sections 4.1 and 4.2 of the Agreement are hereby deleted and the following shall be inserted in its place and stead:

            "4.1 Interest Rates on Loan. The Company hereby promises to pay interest on the unpaid

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

     principal amount of the Revolving Loan for the period commencing on the date of the Revolving Loan until the Revolving Loan is paid in full at a rate per annum equal to the Reference Rate from time to time in effect, plus (a) in the case of the Reference Rate Loans, at the Reference Rate, and (b) in the case of the LIBOR Loans, at LIBOR plus the Applicable Margin, provided, however, that in the event that any principal of the Revolving Loan is not paid when due (whether by acceleration or otherwise) or upon the occurrence of an Event of Default, the unpaid principal amount of the Revolving Loan shall bear interest after the due date of such principal until such principal is paid at a rate per annum equal to the Reference Rate (whether or not such Revolving Loan is a Reference Rate Loan or a LIBOR Loan), plus two and one-half percent (2&half;%).

            4.2 Interest Payment Dates. Accrued interest on Reference Rate Loans shall be payable in arrears, monthly on the first Business Day of each month and through maturity. Accrued and unpaid interest on the unpaid principal balance of the LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Note Maturity Date. After maturity (whether by acceleration or otherwise) accrued and unpaid interest on the Reference Rate Loans and the LIBOR Loans shall be payable on demand."

12. Article V of the Agreement is hereby amended by adding therefor the following Section 5.2, Mandatory Prepayments:

            "Section 5.2 Mandatory Prepayments.

            (a) The Company covenants and agrees that if at any time the sum of the then unpaid Revolving Loans shall exceed the Revolving Credit commitment as then determined and computed, or if any other mandatory prepayment event shall occur, the Company shall immediately pay over to the Bank, without demand or notice, the amount of such excess as a mandatory prepayment of such obligations under the Revolving Loan."

            (b) The principal balance of the LIBOR Loans may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, the Company agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

            (c) In addition, if the Company chooses not to convert any LIBOR Loan to a Reference Rate Loan as provided in Sections 2.4 and 2.5, then such LIBOR Loan shall be immediately due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Company.

            (d) All outstanding Revolving Loans shall be immediately due and payable on the Revolving Note Maturity Date.

13.  Article VIII to the Agreement is hereby amended by the deletion of Section
     8.27 and the insertion of the following Section 8.27 in its place and stead:

            "Section 8.27 Sale of the Company's Securities. Not sell or otherwise transfer any shares of the Company's or any Subsidiaries' or any of Kingsway General Issuance Company's

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

     ("Kingsway") capital stock or any options or warrants with respect thereto (collectively, "Sales"), except in accordance with the following:

            (i) proceeds of all Sales from and after the date hereof, by the Company, a Subsidiary or of Kingsway, as the case may be, in an aggregate amount less than or equal to Five Million Dollars ($5,000,000.00) may be retained by the Company or such Subsidiary;

            (ii) fifty percent (50%) of the proceeds of all Sales from and after the date hereof, by the Company, a Subsidiary or of Kingsway in an aggregate amount greater than Five Million Dollars ($5,000,000.00) and less than or equal to Twenty Million Dollars ($20,000,000.00) shall be immediately transferred to Bank as a mandatory prepayment of Revolving Loans pursuant to Section 5.2 of the Agreement;

            (iii) proceeds of all Sales from and after the date hereof, by the
                  Company, a Subsidiary or of Kingsway in excess of Twenty Million Dollars ($20,000,000.00) may be retained by the Company or such Subsidiary; and

            (iv) The Revolving Credit Commitment shall be reduced by the amount of any payment required to be made to Bank as a mandatory prepayment pursuant to the terms of this Section 8.27 (the "Sale Prepayment").

                  (I) In the event the Sale Prepayment equals or exceeds $2,500,000, (A) the Revolving Credit Commitment then in effect (set forth in Section 2.1 hereof) shall be reduced by the amount of Sale Prepayment, provided, however, that the Revolving Credit Commitment (as reduced) shall remain in effect and shall not be reduced at the next two scheduled reductions (as set forth in Section 2.1 hereof) to the Revolving Credit Commitment, and (B) thereafter, on the date of each scheduled reduction therefrom, the Revolving Credit Commitment shall be reduced by an additional One Million Two Hundred Fifty Thousand and no/100ths Dollars ($1,250,000.00) until the Revolving Credit Commitment shall be reduced to $0.

                  (II) In the event the Sale Prepayment equals or exceeds $1,250,000 but is less than $2,500,000, (A) the
                        Revolving Credit Commitment then in effect shall be reduced by the amount of the Sale Prepayment, provided, however, that the Revolving Credit Commitment (as reduced) shall remain in effect and shall not be reduced at the next scheduled reduction to the Revolving Credit Commitment, and (B) on the next scheduled date for a reduction in the Revolving Credit Commitment, the Revolving Credit Commitment shall be reduced by the difference between the amount of the Sale Prepayment and $1,250,000, and (C) thereafter, on the date of each scheduled reduction therefrom, the Revolving Credit Commitment shall be reduced by an additional $1,250,000 until the Revolving Credit Commitment shall be reduced to zero, whereupon the Revolving Loans shall be due and payable in full.

                  (III) In the event the Sale Prepayment is less than $1,250,000
                        (A) the Revolving Credit Commitment then in effect shall be reduced by the amount of the Sale Prepayment, (B) on the next scheduled date for a reduction in the Revolving Credit Commitment, the Revolving Credit Commitment shall be reduced by the difference between the

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

                        amount of the Sale Prepayment and $1,250,000, and (C) thereafter, on the date of each scheduled reduction therefrom, the Revolving Credit Commitment shall be reduced by an additional $1,250,000 until the Revolving Credit Commitment shall be reduced to zero whereupon the Revolving Loans shall be due and payable in full.

            (v) As an example of the provisions of this Section 8.27, if Sales occur on June 1, 1996 in the amount of Fifteen Million and no/100ths Dollars ($15,000,000.00), the following would occur:

                  (A) The Company would retain $10,000,000.00 (representing $5,000,000.00 plus 50% of the excess between $5,000,000.00 and $20,000,000.00);

                  (B) $5,000,000.00 (representing 50% of the excess between $5,000,000.00 and $20,000,000.00) would be immediately transferred to the Bank as a mandatory prepayment; and

                  (C) the Revolving Credit Commitment set forth in Section 2.1 would be adjusted as follows:


                  Aggregate Amount of
                    Revolving Loans                   On or Before
                    ---------------                   ------------

                    $10,000,000.00                      01/01/97
                    $10,000,000.00                      07/01/97
                    $ 8,750,000.00                      01/01/98
                    $ 7,500,000.00                      07/01/98
                    $ 6,250,000.00                      01/01/99
                    $ 5,000,000.00                      07/01/99
                    $ 3,750,000.00                      01/01/00
                    $ 2,500,000.00                      07/01/00
                    $ 1,250,000.00                      01/01/01
                    $         0.00                      07/01/01"


14. The Agreement is hereby amended by deleting Section 8.21(a) and adding the following in its respective place and stead:

                  "(a)    Not permit or suffer the sum of (i) the consolidated
            statutory surplus as required to be shown on the Statutory Financial Statements of Intercargo Insurance Company, plus (ii) the fair market value of any of those U.S. Treasury Bills, Permitted Commercial Paper or certificates of deposit issued by the Bank, if any, as are hereafter pledged to the Bank by the Company as additional Collateral and maintained thereafter on deposit with the Bank, to fall below Eighteen Million Dollars ($18,000,000.00) (the "Section 8.21(a) Target") at December 31, 1995 or during the twelve
            (12) months period thereafter. The Section 8.21(a) Target shall increase by One Million Dollars ($1,000,000.00) at each fiscal year end commencing December 31, 1996 and thereafter, provided, however, that any such increase to the Section 8.21(a) Target shall be postponed if, prior to such fiscal year end, Intercargo Insurance Company shall make a

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

            dividend payment to the Company in the amount of One Million Dollars ($1,000,000.00) and Company shall then pay such amount to Bank as a mandatory prepayment pursuant to Section 5.2 hereof.

15. The Agreement is hereby amended by deleting the second and third sentence of Section 8.21(d). Section 8.21(d) shall now read as follows:

            "8.21(d) Not permit or suffer the combined net written premium of Intercargo Insurance Company for any four (4) consecutive calendar quarterly periods to exceed 2.5 times the combined statutory surplus of Intercargo Insurance Company as required to be shown on its Statutory Financial Statements."

16. Section 8.21(e) of the Agreement is hereby amended by deleting same and substituting therefore the following language:

            "8.21(e) Not permit or suffer for any four (4) consecutive calendar quarter periods, the ratio of (x) the sum of (A) with regard to Subsidiaries which are regulated by state or province insurance commissions, the maximum dividend or distribution which said Subsidiaries may legally make to the Company during the applicable fiscal period pursuant to the applicable rules, regulations, procedures and laws of all such applicable insurance commissions of any state or province plus (B) if such Subsidiary is not regulated by such state or province insurance commissions ("Non-Insurance Subsidiaries"), the Net Income of Non-Insurance Subsidiaries after eliminating intercompany items and adding back interest, depreciation and amortization expense plus (C) the "value of Kingsway capital stock" (as herein defined) held by the Company as of the end of such fiscal period, to (y) the sum of the Company's interest and required principal payments under the Loans (including but not limited to any required prepayments or other obligations of Company hereunder) or pursuant to any other Indebtedness of the Company, to be at any time less than 1.25:1. For purposes hereof, the "value of Kingsway capital stock" shall be the closing price for Kingsway shares on the Canadian exchange on which Kingsway shares are traded and listed."

17.  The Agreement is hereby amended by deleting Section 8.21(f).

18.  Exhibit B to the Agreement, "Term Loan", is hereby deleted in its entirety.

19. In consideration of the Bank entering into this Third Amendment, upon the execution hereof, the Company shall pay the Bank an amount equal to Twenty-Five Thousand Dollars ($25,000.00).

20. Except as amended by this Third Amendment, all of the terms, covenants and conditions of the Agreement are ratified, approved and confirmed and shall remain in full force and effect. The Agreement, together with this Third Amendment, shall constitute the Agreement between the Company and the Bank.

21. Company and Bank further acknowledge and agree that the Amended and Restated Revolving Note evidences a rollover of indebtedness heretofore outstanding and that Bank has not and does not, by accepting the amendments thereto or otherwise, release any Collateral or security interest or other encumbrance on the assets and property which Bank now holds.

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

22. Upon demand by Bank therefor, the Company shall reimburse Bank for all costs, fees and expenses incurred by Bank or for which Bank becomes obligated, in connection with the negotiation, preparation and conclusion of this Third Amendment, including without limitation, reasonable attorneys' fees, costs and expenses, search fees, title insurance policy fees, costs and expenses, filing and recording fees and all taxes payable in connection with this Third Amendment.

23. Company hereby acknowledges, agrees and affirms that it possesses no claims, defenses, offsets, recoupment or counterclaims of any kind or nature against or with respect to the enforcement of the Agreement, the Amended and Restated Note and any amendments thereto (collectively, the "Claims"), nor does the Company now have knowledge of any facts that would or might give rise to any Claims. If facts now exist which would or could give rise to any Claim against or with respect to the enforcement of the Agreement, the Revolving Note, as amended by the amendments thereto, the Company hereby unconditionally, irrevocably and unequivocally waives and fully releases any and all such Claims as of such Claims were the subject of a lawsuit, adjudicated to final judgment from which no appeal would be taken and therein dismissed with prejudice.

24. All of the provisions of the Agreement, including without limitation, the right to declare principal and accrued interest due for any cause specified in the Agreement, shall remain in full force and effect except as herein expressly modified and they are hereby reaffirmed, ratified and confirmed in their entirety and incorporated by reference as if fully set forth herein. The Agreement and all rights and powers created thereby and thereunder are in all respects ratified and confirmed. From and after the date hereof, the Agreement shall be deemed to be amended and modified as herein provided, but, except as so amended and modified, the Agreement shall continue in full force and effect and the Agreement, the First Amendment, the Second Amendment and this Amendment shall be read, taken and construed as one and the same instrument.

25. THIS AMENDMENT HAS BEEN DELIVERED FOR ACCEPTANCE BY BANK IN CHICAGO, ILLINOIS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS. COMPANY HEREBY (i) IRREVOCABLY SUBMITS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AMENDMENT;
     (ii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT COMPANY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (iii) AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (iv) TO THE EXTENT PERMITTED BY APPLICABLE LAW, AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST BANK OR ANY OF BANK'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AMENDMENT IN ANY COURT OTHER THAN ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS. NOTHING IN THIS SECTION SHALL AFFECT OR IMPAIR BANK'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY

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

     LAW OR BANK'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR COMPANY'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     TO THE EXTENT PERMITTED BY LAW, THE COMPANY AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION HEREWITH. THE COMPANY HEREBY EXPRESSLY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOANS.

26. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. To induce Bank to enter into this Third Amendment, the Company hereby represents and warrants to Bank that:

            (a) the execution and delivery of this Amendment, and the performance by the Company of its obligations under this Agreement and the Amended and Restated Revolving Note are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) and do not and will not contravene or conflict with any provisions of law or the Articles of Incorporation or corporate By-Laws or the Company or of any agreement binding upon the Company;

            (b) this Amendment, the Amended and Restated Revolving Note, and each other instrument executed by the Company concurrently herewith is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to the general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at laws);

            (c) all of the representations and warranties of the Company made in the Agreement are true and correct as of the date hereof, except where such representation or warranty specifically relates to an earlier date; and

            (d) no Event of Default or Unmatured Event of Default under the Agreement exists.

27. Concurrently herewith (and as a condition to this Amendment becoming effective), the Company shall execute and deliver or cause to be executed and delivered the Amended and Restated Revolving Note, in form and substance satisfactory to Bank and its counsel.

28. The Company hereby represents that it has been represented by competent counsel of its choice in the negotiation and execution of this Third Amendment; that it has read and fully understood the terms hereof and intends to be bound hereby. This Third Amendment has been thoroughly reviewed by counsel for the Company and in the event of an ambiguity or conflict in the terms hereof, there shall be no presumption against Bank as the drafter hereof.

29. The parties agree that the effective date of this Third Amendment shall be March 31, 1996.

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

     IN WITNESS WHEREOF, this Third Amendment has been duly executed as of the day and year specified at the beginning hereof.


                                       INTERCARGO CORPORATION,
                                       a Delaware corporation


                                       By: ____________________________
                                         Its: _________________________



                                       LASALLE NATIONAL BANK


                                       By: ____________________________
                                         Its:__________________________



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